UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2022

HOOKIPA PHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38869	81-5395687
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 72nd Floor, Suite 7240
New York, New York	10118
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +43 1 890 63 60

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.0001	HOOK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

Registration Rights Agreement

On June 17, 2022, HOOKIPA Pharma Inc. (the “Company”) entered into a registration rights agreement (the “Registration Rights Agreement”) with Gilead Sciences, Inc. (“Gilead”). The Registration Rights Agreement was entered into pursuant to that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated February 15, 2022 (the “Effective Date”), by and between the Company and Gilead. Pursuant to, and subject to the terms and conditions of the Stock Purchase Agreement, Gilead is required, at the Company’s option, to purchase up to $35,000,000 of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). On the Effective Date, Gilead purchased an initial amount of 1,666,666 unregistered shares of the Company’s Common Stock (the “Initial Shares”) for approximately $5.0 million at a purchase price per share equal to $3.00.

Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to file a registration statement covering the resale of the Initial Shares by no later than August 15, 2022 and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable. Additionally, within four months of any additional purchases of Common Stock by Gilead pursuant to the Stock Purchase Agreement (such shares of Common Stock, the “Subsequent Shares”), the Company will be required to file additional registration statements covering the resale of such Subsequent Shares. The Company also agreed to use commercially reasonable efforts to keep each registration statement continuously effective until the earlier of (i) such time as all of the Registrable Securities (as defined in the Registration Rights Agreement) covered by such registration statement have been publicly sold by Gilead and (ii) the date on which Gilead ceases to hold Registrable Securities. The Company has agreed to be responsible for all reasonable fees and expenses incurred in connection with the registration of the Registrable Securities.

The Company has granted Gilead customary indemnification rights in connection with the registration statement. Gilead has also granted the Company customary indemnification rights in connection with the registration statement.

The foregoing description of the Registration Rights Agreement and Stock Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein, and the Stock Purchase Agreement, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 15, 2022 and incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Igor Matushansky

On June 20, 2022, Igor Matushansky, M.D., Ph.D., who has served as the Chief Medical Officer and Global Head of Research and Development of the Company, notified the Company that he will resign from his current positions, effective as of June 30, 2022. Following his resignation, Dr. Matushansky will serve as the chair of the Company’s Scientific Advisory Board.

Consultation Agreement and Scientific Advisory Board Agreement with Dr. Matushansky

In connection with the resignation of Dr. Matushansky, the Company and Dr. Matushansky will enter into a consulting agreement (the “Consulting Agreement”), which provides that Dr. Matushansky will serve as clinical advisor to the Chief Executive Officer. The Consulting Agreement provides for a one-time grant of options to purchase 20,000 shares of the Company’s common stock, which options shall vest in full on the 12-month anniversary of the entry into the Consulting Agreement, and continued vesting throughout the term of the Consulting Agreement of stock options held by Dr. Matushansky immediately prior to his resignation. The Consulting Agreement has a term of twelve months. Either party may terminate the Consulting Agreement at any time upon 30 days’ notice.

Dr. Matushansky was also appointed to chair the Company’s newly formed Scientific Advisory Committee. In connection with the appointment, Dr. Matushansky will enter into a Scientific Advisory Board Agreement with the Company, which provides that Dr. Matushansky will receive a per meeting fee of $2,500.

Item 7.01 Regulation FD Disclosure

On June 21, 2022, the Company issued a press release announcing the resignation of Dr. Matushansky. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Registration Rights Agreement, dated June 17, 2022, by and between HOOKIPA Pharma Inc. and Gilead Sciences, Inc.
99.1	Press Release issued by the Company on June 21, 2022, furnished herewith.
104	Cover Page Interactive Data File (embedded within the Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOOKIPA Pharma Inc.
Date: June 21, 2022	By:	/s/ Joern Aldag
Joern Aldag
Chief Executive Officer
(Principal Executive Officer)